News Release
For Immediate Release

Partnership Contact:
Jack Collins, EVP Finance/Corporate Development
Phone: (405) 702-7460
Website: www.qelp.net

Quest Energy Partners, L.P. Requests Hearing Regarding

NASDAQ Staff Determination Notice

OKLAHOMA CITY – May 22, 2009 – Quest Energy Partners, L.P. (NASDAQ: QELP) (the “Partnership”) today announced that on May 18, 2009 it received a staff determination notice from The NASDAQ Stock Market (“NASDAQ”) stating that the Partnership’s common units are subject to delisting since the Partnership is not in compliance with the filing requirements for continued listing as set forth in Listing Rule 5250(c)(1) (the “Rule”). The NASDAQ letter, which the Partnership expected, was issued in accordance with standard NASDAQ procedures due to the delayed filing of the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the “2008 Third Quarter Form 10-Q”) and Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”). The NASDAQ letter also noted that the Partnership was delinquent in the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the “2009 First Quarter Form 10-Q”).

On May 22, 2009, the Partnership requested a hearing before the NASDAQ Listing Qualifications Hearing Panel to appeal the staff determination. The hearing request automatically stays the delisting of the Partnership’s common units until June 10, 2009, the 15th calendar day from the Partnership’s May 26, 2009 deadline to request a hearing. The Partnership also requested that the Panel further stay the delisting of the Partnership’s common units to allow the Partnership additional time to file its 2008 Third Quarter Form 10-Q, the 2008 Form 10-K and the 2009 First Quarter Form 10-Q. There can be no assurances, however, that the Panel will grant the Partnership’s requests or that the Partnership’s common units will not be delisted.

As previously announced, on November 19, 2008, the Partnership received a letter from NASDAQ, indicating that the Partnership was not in compliance with the Rule due to the failure to timely file the 2008 Third Quarter Form 10-Q. Following receipt of such letter, the Partnership timely submitted a plan to NASDAQ, outlining the Partnership’s planned actions to regain compliance with the Rule. NASDAQ subsequently granted the Partnership an extension to allow the Partnership until May 18, 2009 to regain compliance with the Rule by filing the 2008 Third Quarter Form 10-Q. On April 2, 2009, the Partnership received a second letter from NASDAQ, indicating that the Partnership was not in compliance with the Rule due to its failure to timely file the 2008 Form 10-K. As requested by NASDAQ, following receipt of such letter, the Partnership timely submitted an updated compliance plan, but NASDAQ did not grant the Partnership its requested extension to allow the Partnership until May 31, 2009 to regain compliance with the Rule by filing the 2008 Third Quarter Form 10-Q and the 2008 Form 10-K.

The Partnership is working diligently to complete the preparation and filing of the 2008 Third Quarter Form 10-Q, the 2008 Form 10-K and the 2009 First Quarter Form 10-Q.

About Quest Energy Partners, L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,400 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole

County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net. The Partnership routinely posts important information in the “Investors” section of its website.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement, including statements regarding the Partnership’s ability to file its Form 10-Qs and Form 10-K, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward-looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of the Partnership’s ongoing internal investigation into the questionable transfers by the Partnership’s former CEO, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by the Partnership. These risks, and other risks are detailed in the Partnership’s filings with the Securities and Exchange Commission, including risk factors listed in its latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find the Partnership’s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, the Partnership undertakes no obligation to update these statements for revisions or changes after the date of this release.

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